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                                                                    Exhibit 99.5






                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS

                                 MARCH 31, 1998


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                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

                                                                                                             PAGE

   Balance Sheets as of March 31, 1998 and December 31, 1997..........................................        2

   Statements of Operations for the three months ended March 31, 1998 and
        March 31, 1997.................................................................................       3

   Statement of Stockholder's Equity (Deficit) for the three months ended March 31, 1998..............        4

   Statements of Cash Flows for the three months ended March 31, 1998 and
        March 31, 1997................................................................................        5

   Notes to Financial Statements......................................................................        6





                                       1




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                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

===============================================================================




                                                                                  March 31,         December 31,
                                                                                    1998                1997
                                                                             -------------------- ------------------
ASSETS

  Cash and cash equivalents..............................................          $   1,031           $      6

  Investment in New Valley:
    Redeemable preferred stock...........................................             58,277             59,359
    Common stock.........................................................            (58,277)           (59,359)
                                                                                   ---------           --------
    Total investment in New Valley.......................................
                                                                                   ---------           --------
  Total assets...........................................................          $   1,031           $      6
                                                                                   =========           ========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent......................................................          $   1,075           $     56
  Current income taxes payable to parent.................................              6,298              6,298
                                                                                   ---------           --------

  Total liabilities......................................................              7,373              6,354
                                                                                   ---------           --------

  Commitments and contingencies..........................................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding......................................................
  Additional paid-in capital.............................................              7,633              7,633
  Deficit................................................................            (29,901)           (25,737)
  Accumulated other comprehensive income.................................             15,926             11,756
                                                                                   ---------           --------

  Total stockholder's equity (deficit)...................................             (6,342)            (6,348)
                                                                                   ---------           --------

  Total liabilities and stockholder's equity (deficit)...................          $   1,031           $      6
                                                                                   =========           ========




                   The accompanying notes are an integral part
                          of the financial statements.



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

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

===============================================================================






                                                                                             Three Months Ended
                                                                                    -------------------------------------
                                                                                        March 31,          March 31,
                                                                                          1998               1997
                                                                                    ------------------ ------------------
Equity in loss of New Valley....................................................         $(4,166)           $(8,153)

Interest income.................................................................               9                  6

General and administrative expenses ............................................              (7)               (23)
                                                                                         -------            -------

Loss from continuing operations before income taxes.............................          (4,164)            (8,170)
                                                                                         -------            -------

Income tax benefit..............................................................                                 (7)
                                                                                         -------            -------

Net (loss)......................................................................         $(4,164)           $(8,163)
                                                                                         =======            =======



                   The accompanying notes are an integral part
                          of the financial statements.



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

                           NEW VALLEY HOLDINGS, INC.
                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

==============================================================================

                                                                                                         Accumulated
                                                              Common Stock    Additional   Retained        Other
                                                            ----------------    Paid-In    Earnings     Comprehensive
                                                            Shares    Amount    Capital    (Deficit)       Income         Total
                                                            ------    ------    -------    ---------    -------------    -------
Balance, December 31, 1997.................................  100                 $7,633    $(25,737)       $11,756       $(6,348)
Unrealized holding gain on investment in New Valley........                                                  4,170         4,170

Net loss...................................................                                  (4,164)                      (4,164)
                                                             ---     ----        ------    --------        -------       -------

Balance, March 31, 1998....................................  100                 $7,633    $(29,901)       $15,926       $ 6,342
                                                             ===     ====        ======    ========        =======       =======



                   The accompanying notes are an integral part
                          of the financial statements.



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

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

===============================================================================







                                                                                      Three Months Ended
                                                                             -------------------------------------
                                                                                 March 31,          March 31,
                                                                                   1998               1997
                                                                             ------------------ ------------------
Net cash provided by operating activities................................         $1,025                $ 9
                                                                                  ------                ---

Net cash provided by investing activities................................

Net cash used in financing activities....................................

Net increase in cash and cash equivalents................................          1,025                  9

Cash and cash equivalents at beginning of period.........................              6                  1
                                                                                  ------                ---

Cash and cash equivalents at end of period...............................         $1,031                $10
                                                                                  ======                ===




                   The accompanying notes are an integral part
                          of the financial statements.




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

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      ORGANIZATION. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS, which owns 100% of the authorized, issued and outstanding common stock of the Company, is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      NEW ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the Company, other components of stockholders' equity include such items as the Company's proportionate interest in New Valley's capital transactions and unrealized gains and losses on investment securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The implementation of SFAS No. 130 for the quarter ended March 31, 1998 does not have any material effect on the consolidated financial statements.

2.    INVESTMENT IN NEW VALLEY CORPORATION

      At March 31, 1998, the Company's investment in New Valley consisted of a 41.7% voting interest. At March 31, 1998, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value ("Class A Preferred Shares") and 41.5% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares are accounted for as debt and equity securities pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis




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


                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(Continued)


      and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

      The Company's investment in New Valley at March 31, 1998 is summarized below:

                                                                                         Unrealized
                                         Number of          Fair          Carrying         Holding
                                           Shares           Value          Amount        Gain (Loss)
                                         ---------         -------        ---------    -------------
   Class A Preferred Shares.......          618,326        $58,277        $ 58,277        $(1,082)
   Common Shares..................        3,969,962          3,722         (58,277)
                                                             -----        --------
                                                           $61,999        $               $(1,082)
                                                           =======                        ========

      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At March 31, 1998, the accrued and unpaid dividends arrearage was $176,161 ($164.41 per share).




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                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(Continued)


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of March 31, 1998 and December 31, 1997 and for the three months ended March 31, 1998 and 1997 follows:


                                                         March 31,          December 31,
                                                            1998                1997
                                                     ------------------- --------------------

Current assets, primarily cash and marketable
   securities...................................          $114,991            $ 118,642
Non-current assets..............................           288,248              322,749
Current liabilities.............................           113,710              128,128
Non-current liabilities.........................           163,122              185,024
Redeemable preferred stock......................           271,924              258,638
Shareholders' deficit...........................          (145,517)            (130,399)



                                                                    March 31,
                                                     ----------------------------------------
                                                            1998                1997
                                                     ------------------- --------------------
Revenues........................................            33,840             $22,853
Costs and expenses..............................            34,260              33,604
Net income (loss)...............................               157             (10,341)
Net loss applicable to common shares(A).........           (18,675)            (26,321)

------------------------

         (A) Considers all preferred accrued dividends, whether or not declared.

      On January 31, 1997, New Valley entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of BGLS, and acquired all of BOL's shares (the "BML Shares") in BrookeMil Ltd. ("BML"), representing 99.1% of the common stock of BML, which is engaged in real estate development in Russia. New Valley paid BOL a purchase price of $55,000 for the BML Shares, consisting of $21,500 in cash and a New Valley $33,500 9% promissory note. The note was paid in full in 1997.

      On February 20, 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute to Western Realty the real estate assets of its subsidiary BML and Apollo agreed to contribute up to $58,000.

      Under the terms of the agreement governing Western Realty (the "LLC Agreement"), the ownership and voting interests in Western Realty are held equally by Apollo and New Valley. Apollo is entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and New Valley is then entitled to a return of $10,000 of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty is managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty generally require the




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


                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(Continued)


      unanimous consent of the Board of Managers. Accordingly, New Valley accounts for its non-controlling interests in Western Realty on the equity method.

      The organization of Western Realty was effected pursuant to the LLC Agreement. In 1996, New Valley acquired from an affiliate of Apollo eight shopping centers for $72,500. New Valley and pension plans sponsored by BGLS have invested in investment partnerships managed by an affiliate of Apollo. Apollo's affiliate owns a substantial amount of debt securities of Brooke and warrants to purchase common stock of the Company.

      Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which, among other things, owns an interest in a new factory being constructed on the outskirts of Moscow by a subsidiary of BOL.

4.    FEDERAL INCOME TAX

      At March 31, 1998, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001.

      On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, the "Apollo Holders") who hold approximately 41.9% of the BGLS Notes in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes.




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